Exhibit 99.1

Myomo Appoints Heather Getz to its Board of Directors

BOSTON (March 28, 2024) - Myomo, Inc. (NYSE American: MYO) ("Myomo" or the "Company"), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced the appointment of Heather Getz as a Class II director and chair of its audit committee effective March 26, 2024, to serve until the 2025 annual meeting of stockholders. With this appointment, Myomo has seven directors

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Ms. Getz brings more than 25 years of corporate experience creating long-term value through financial, general management, and healthcare leadership. She has significant expertise in finance, reimbursement, investor relations, compliance, M&A and strategic planning.

“We welcome Heather to the Myomo board of directors,” said Paul R. Gudonis, chairman and chief executive officer of Myomo. "She brings financial and operational experience in scaling medical device and technology companies, which will be valuable to the board of directors as Myomo accelerates its growth."

Ms. Getz currently holds the position of executive vice president and chief financial and operations officer of Butterfly Network Inc. (NYSE: BFLY), a digital health company that is transforming care with handheld, whole-body ultrasound. For the 12 years prior to Butterfly Network, Ms. Getz was the chief financial and administrative officer of BioTelemetry where she was responsible for all aspects of company financial, investor relations, human relations, legal and compliance functions, and worked extensively in strategic planning. She has also held leadership positions at VIASYS Healthcare, Alita Pharmaceuticals and Healthy.io.

“I am excited to join the Myomo board at such a pivotal time in the company’s history. I am very impressed by the technology and how it has been used to restore function in the paralyzed or weakened arms and hands of individuals that have suffered injury so that they can return to work, live independently and reduce their cost of care,” said Ms. Getz. “I look forward to working with the team to further accelerate the company’s already impressive growth.”

Ms. Getz holds Master of Business Administration and a Bachelor’s degree in accountancy from Villanova University. She is a certified public accountant and a member of the American Institute of Certified Public Accountants (AICPA), the Pennsylvania Institute of CPAs (PICPA), the National Investor Relations Institute (NIRI) and the National Association for Corporate Directors (NACD).

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device in the U.S. that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living,

Myomo Inc. | 137 Portland Street 4th Floor | Boston, MA 02114

TEL: 877.736.9666 www.myomo.com info@myomo.com

including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

212-838-3777

kgolodetz@lhai.com